Exhibit 4.30

AMENDMENT

This is to confirm the amendment to SYSTEM USE AGREEMENT executed on March 29, 2018, which incorporates its first AMENDMENT executed on December 31, 2018, its second AMENDMENT executed on November 7, 2019, its third AMENDMENT executed on April 24, 2020. its fourth AMENDMENT executed on June 18, 2020 and its fifth AMENDMENT executed on August 24, 2021 (collectively referred to as “the Agreement”) between Toppan Inc. (formerly known as Toppan Printing Co., Ltd.) and VTS-TOUCHSENSOR Co., LTD.

1.	Section 7.1 of the Agreement shall be deleted in its entirety and is replaced with the following:

“This Agreement commences on the Effective Date and continues until March 31, 2023. Thereafter, this Agreement shall be automatically extended for successive period of one (1) year each unless terminated earlier pursuant to Section 7.2 (the “Term”).”

2.	Section 7.2 (c) of the Agreement shall be deleted in its entirety and is replaced with the following:

“Company may terminate this Agreement before the expiration of the initial and/or any renewal Term upon giving six (6) months’ advance written notice to Toppan if the Cut Over is completed before the expiration of the Term.”

3.	The parties confirm that the Ongoing Fees specified in Section 4.1 shall be JPY 1,000,000 (excluding tax) per month as amended in the second AMENDMENT.

4.	This amendment shall have the effect on April 1, 2022.

5.

This amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this amendment delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of any original signed copy of this amendment.

6.	Except as specifically provided hereinabove, the parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

Toppan Inc.		VTS-TOUCHSENSOR Co., LTD.

Date:	April 1, 2022	Date:	April 1, 2022

By:	/s/ Kazunori Katsumura	By:	/s/ Junichi Otomo
Name: Kazunori Katsumura		Name: Junichi Otomo
Title: Executive Officer		Title: Managing Director
Deputy Head of Electronics Division